Independent Auditors' Consent

Board of Directors
Aeroflex Incorporated:

We consent to incorporation by reference in the registration statements (Nos. 33-75496, 33-88868, 33-88878, 333-42399, 333-42405, 333-64611, 333-90173 and
333-31654)  on Form  S-8 and  (Nos.  333-15339  and  333-21803)  on Form  S-3 of
Aeroflex Incorporated of our report dated August 15, 2000, relating to the consolidated balance sheets of Aeroflex Incorporated and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows and related schedule for each of the years in the three-year period ended June 30, 2000, which report appears in the June 30, 2000 annual report on Form 10-K of Aeroflex Incorporated.

                                                /s/ KPMG LLP
                                                    KPMG LLP

Melville, New York
September 28, 2000